UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

Home Products International, Inc.

(Exact name of registrant as specified in its chapter)

Delaware	0-17237	36-4147027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4501 West 47th Street, Chicago, IL	60632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (773) 890-1010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 and 8.01. Other Events and Regulation FD Disclosure.

On September 23, 2004, Triyar Capital, LLC (“Triyar”), Joe Gantz and Equity Group Investments, LLC (“EGI,” and together with Triyar and Joe Gantz, the “Investors”) submitted a written proposal (the “Proposal”) to acquire 100% of the outstanding common stock of Home Products International, Inc., a Delaware corporation (the “Company”). A copy of the Proposal is attached hereto as Exhibit 99.1. Pursuant to the terms of the Proposal, a company to be formed by the Investors would acquire all of the outstanding common stock of the Company for $1.75 per share in cash without interest through a merger with the Company, with the Company as the surviving entity. Mr. Gantz is a former member of the Board of Directors of the Company and EGI is currently a stockholder of the Company. EGI has stated that it is willing to roll-over its existing shares of common stock and will vote against approval and adoption of the Agreement and Plan of Merger, dated June 2, 2004, by and between the Company and JRT Acquisition, Inc., a Delaware corporation, and the merger contemplated therein.

The foregoing description of the Proposal does not purport to be complete and is qualified in its entirety by reference to the Proposal, a copy of which is attached hereto as Exhibit 99.1.

The Company notes that the Proposal is subject to various conditions and cautions that there cannot be any assurance that further negotiations with the Investors will result in a completed transaction and that the terms and conditions of any such transaction may differ materially from the terms and conditions of the Proposal.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

Exhibit No.	Exhibit
99.1	Proposal Letter, dated September 23, 2004, from Triyar Capital, LLC, Joe Gantz, and Equity Group Investments, LLC to Home Products International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2004
HOME PRODUCTS INTERNATIONAL, INC.

	By:	/s/ James E. Winslow
James E. Winslow
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Proposal Letter, dated September 23, 2004, from Triyar Capital, LLC, Joe Gantz, and Equity Group Investments, LLC to Home Products International, Inc.